Mirati Therapeutics Reports Third Quarter 2022 Financial Results and Recent Corporate Updates

SAN DIEGO – November 8, 2022 – Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today reported financial results for the third quarter of 2022 and recent corporate updates.
“In the third quarter, we made notable advancements within our targeted oncology portfolio, while executing on strategic priorities to position Mirati for continued success,” said David Meek, chief executive officer, Mirati Therapeutics, Inc. “The fourth quarter includes several exciting milestones for Mirati, including our anticipated Prescription Drug User Fee Act (PDUFA) date for adagrasib, which we are prepared to launch upon approval, the release of topline interim data for our phase 3 SAPPHIRE study, and an expected update on our KRYSTAL-7 first-line non-small cell lung cancer (NSCLC) study in combination with pembrolizumab. We continue to advance our pipeline and capabilities, further enabling Mirati to transform the lives of people living with cancer.”

“Additionally, as we shared earlier today, we are thrilled to celebrate the successful career of Dr. Chuck Baum, Mirati’s founder, president and head of research and development, who will retire in the second quarter of 2023. Chuck helped build Mirati into a leading targeted oncology company based on a dedication to patients and we are grateful for his leadership,” continued Meek. “We are also excited to welcome Dr. Alan Sandler, our new chief medical officer (CMO) who brings a tremendous amount of experience and expertise to the team.”
Pipeline Updates
Adagrasib (Potent and selective KRASG12C inhibitor)
•PDUFA action date of December 14, 2022 as a treatment for patients with NSCLC harboring a KRASG12C mutation who have received at least one prior systemic therapy

•Presented late-breaking data from the Phase 1/2 cohort of the KRYSTAL-1 study evaluating adagrasib with or without cetuximab in patients with advanced CRC harboring a KRASG12C mutation at the 2022 European Society for Medical Oncology (ESMO) Congress.

•Announced the Company entered into a clinical collaboration with Aadi Bioscience to evaluate the combination of adagrasib and nab-sirolimus, an mTOR inhibitor complexed with human albumin, in KRASG12C-mutant NSCLC and other solid tumors.

•Announced the Company entered into a clinical trial collaboration and supply agreement with Incyte to evaluate the combination of adagrasib and INCB099280, an oral PD1 inhibitor, in patients with KRASG12C-mutant solid tumors.

•Shared plans to present preliminary safety and efficacy results from the KRYSTAL-7 study evaluating adagrasib in combination with pembrolizumab in patients with advanced NSCLC harboring a KRASG12C mutation at a medical meeting in December.

Sitravatinib (Potent TAM receptor inhibitor)
•The Company expects to provide topline results from the interim analysis of the global, registration-enabling Phase 3 SAPPHIRE study evaluating sitravatinib plus nivolumab (OPDIVO®)1 in second or third line non-squamous NSCLC in the fourth quarter of 2022.
MRTX1719 (MTA cooperative PRMT5 inhibitor)
•In August 2022, the Food and Drug Administration (FDA) granted Fast Track designation to MRTX1719, an MTA cooperative PRMT5 inhibitor, in MTAP-deleted cancers. The Company is enrolling in an ongoing Phase 1/2 clinical trial in patients whose tumors harbor an MTAP deletion. The Company expects to share the initial clinical data for this program in 2023.
MRTX0902 (Potent SOS1 inhibitor)
•In August 2022, the FDA cleared the Investigational New Drug (IND) application for MRTX0902, a selective SOS1 inhibitor. The Company recently initiated a Phase 1 clinical study.

MRTX1133 (Potent and selective KRASG12D inhibitor)

•The Company plans to file an IND application for this program by year-end 2022.
Recent Corporate Updates
•Announced the appointment of Alan Sandler, M.D., as CMO and the planned retirement of Charles Baum, M.D., Ph.D., president, founder and head of research and development in the second quarter of 2023. Dr. Baum remains on the Mirati board of directors.
Third Quarter 2022 Financial Results
•Cash, cash equivalents, and short-term investments of approximately $1.2 billion as of September 30, 2022

•Sold approximately 1.9 million shares of common stock under its At the Market Facility, which generated net proceeds of $155.0 million.

•Revenue for the third quarter of 2022 was $5.4 million, which was driven by the recognition of a $5 million milestone payment from Zai Lab that was contingent on starting a pivotal clinical study for adagrasib in a second indication in the Zai Lab designated territories. This compares to revenue of $71.8 million in third quarter of 2021, where we recognized $66.6 million of revenue associated with the transfer of the license and know-how of adagrasib as part of our agreement with Zai Lab, and a $5 million milestone payment from BeiGene, associated with the start of the first pivotal sitravatinib clinical study in the BeiGene designated territories.

•Research and development expenses for the third quarter of 2022 were $131.1 million, compared to $116.1 million for the same period in 2021. Research and development expenses for the nine months ended September 30, 2022 were $390.4 million, compared to $354.8 million for the same periods in 2021. The increases were primarily related to an increase in headcount-related costs, including share-based compensation and salaries, due to the growth of our portfolio, offset by a decrease in manufacturing costs that occurred after our 2021 NDA filing for the adagrasib program. The Company recognized research and development-related share-based compensation expenses of $28.3 million during the third quarter of 2022, compared to $15.7 million for the same period in 2021, and $77.3 million during the nine months ended September 30, 2022, compared to $46.7 million for the same period in 2021.

•General and administrative expenses for the third quarter of 2022 were $60.8 million, compared to $35.2 million for the same period in 2021. General and administrative expenses for the nine months ended September 30, 2022 were $169.0 million, compared to $93.1 million for the same period in 2021. The increases were primarily due to an increase in commercial readiness costs, including increases in headcount-related costs, as we prepare for a potential product launch. The Company recognized general and administrative-related share-based compensation expenses of $14.7 million in the third quarter of 2022, compared to $11.2 million for the same period in 2021, and $47.2 million during the nine months ended September 30, 2022, compared to $32.9 million for the same period in 2021.
•Net loss for the third quarter of 2022 was $173.6 million, or $3.09 per share basic and diluted, compared to a net loss of $80.1 million, or $1.55 per share basic and diluted for the same period in 2021. Net loss for the nine months ended September 30, 2022 was $538.4 million, or $9.66 per share basic and diluted, compared to a net loss of $382.2 million, or $7.45 per share basic and diluted for the same period in 2021.
Conference Call Information

There will be a conference call on November 8, 2022 at 4:30 p.m. ET / 1:30 p.m. PT during which company executives will review financial information for the third quarter of 2022 and provide corporate updates.

Investors and the general public are invited to listen to a live webcast of the call at the "Investors and Media" section on Mirati.com or by dialing the U.S. toll free +1 773-305-6853 or international +1 866-409-1555, confirmation code: 8269398.

A replay of the call will be available approximately 2 hours after the event has ended at the same website.
About Mirati Therapeutics, Inc.
Mirati Therapeutics, Inc. is a clinical-stage biotechnology company whose mission is to discover, design and deliver breakthrough therapies to transform the lives of patients with cancer and their loved ones. The company is relentlessly focused on bringing forward therapies that address areas of high unmet medical need, including lung cancer, and advancing a pipeline of novel therapeutics targeting the genetic and immunological drivers of cancer. Unified for patients, Mirati’s vision is to unlock the science behind the promise of a life beyond cancer. For more information about Mirati, visit us at Mirati.com or follow us on Twitter, LinkedIn and Facebook.
Forward Looking Statements
This press release contains forward-looking statements regarding the business of Mirati Therapeutics, Inc. (“Mirati”). Any statement describing Mirati’s goals, expectations, financial or other projections, intentions or beliefs, development plans and the commercial potential of Mirati’s drug development pipeline, including without limitation adagrasib (selective KRASG12C inhibitor), sitravatinib (TAM receptor inhibitor), MRTX1719 (MTA cooperative PRMT5 inhibitor), MRTX0902 (SOS1 inhibitor), and MRTX1133 (selective KRASG12D inhibitor), is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to risks and uncertainties, particularly those challenges inherent in the process of discovering, developing and commercialization of new drug products that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs.
Mirati’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Mirati’s programs are described in additional detail in Mirati’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the U.S. Securities and Exchange Commission (the “SEC”) available at the SEC’s Internet site (www.sec.gov). Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.
Mirati Contacts
Investor Relations: ir@mirati.com
Media Relations: media@mirati.com
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1OPDIVO® (nivolumab) is a registered trademark of Bristol Myers Squibb

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2022	2021
Assets
Current assets
Cash, cash equivalents and short-term investments	$1,200,992	$1,491,340
Other current assets	24,792	16,643
Total current assets	1,225,784	1,507,983
Property and equipment, net	17,900	15,824
Long-term investment	1,882	8,218
Right-of-use asset	36,460	37,680
Other long-term assets	21,058	19,049
Total assets	$1,303,084	$1,588,754

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$19,452	$35,163
Accrued liabilities	107,534	108,495
Total current liabilities	126,986	143,658
Lease liability	44,093	45,879
Other liabilities	2,951	2,179
Total liabilities	174,030	191,716

Shareholders’ equity	1,129,054	1,397,038

Total liabilities and shareholders’ equity	$1,303,084	$1,588,754

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
Revenue
License and collaboration revenues	$5,431	$71,793	$11,502	$71,793
Total revenue	5,431	71,793	11,502	71,793
Expenses
Research and development	131,076	116,109	390,391	354,755
General and administrative	60,798	35,183	168,977	93,144
Total operating expenses	191,874	151,292	559,368	447,899
Loss from operations	(186,443)	(79,499)	(547,866)	(376,106)
Other income (expense), net	13,136	2,744	9,728	(2,759)
Loss before income taxes	(173,307)	(76,755)	(538,138)	(378,865)
Income tax expense	254	3,299	254	3,299
Net loss	$(173,561)	$(80,054)	$(538,392)	$(382,164)
Foreign currency translation adjustment	(9,485)	—	(9,485)	—
Unrealized loss on available-for-sale investments	(1)	(6)	(5,712)	(164)
Comprehensive loss	$(183,047)	$(80,060)	$(553,589)	$(382,328)
Net loss per share, basic and diluted	$(3.09)	$(1.55)	$(9.66)	$(7.45)
Weighted average common shares outstanding, basic and diluted	56,219	51,655	55,747	51,306